Exhibit 10.1

NON-EXECUTIVE CHAIRMAN AGREEMENT
This NON-EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”), is entered into as of February 3, 2015, by and among Legacy Reserves GP, LLC (the “Company”), a Delaware limited liability company and the general partner of Legacy Reserves LP, a Delaware limited partnership (“Legacy”), Legacy Reserves Services, Inc., a Texas corporation (“Legacy Services”), and Cary D. Brown (the “Chairman”). Each of the Company and the Chairman hereinafter may be referred to individually as a “Party” or, collectively, as the “Parties.”
RECITALS
WHEREAS, the Chairman has served as the Chairman of the Board of Directors (the “Board”), President and Chief Executive Officer of the Company;
WHEREAS, the Chairman informed the Board of his intention to resign as the President and Chief Executive Officer of the Company, and in connection with such resignation, will resign as an officer and employee of all entities related to Legacy, including Legacy Services;
WHEREAS, the Chairman has agreed to continue to serve as the non-executive Chairman of the Board;
WHEREAS, Legacy Services and the Chairman entered into that certain Employment Agreement effective as of March 15, 2006 (as amended, the “Employment Agreement”);
WHEREAS, this Agreement shall supersede and replace the Employment Agreement but shall not supersede or replace any outstanding equity awards granted to the Chairman under the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan (the “LTIP”); and
WHEREAS, the Company wishes to receive certain additional services from the Chairman related to his position as non-executive Chairman of the Board, and the Chairman wishes to provide such services on the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and intending to be legally bound hereby, the Parties hereby agree as follows:

1.
Term. This Agreement shall be effective as of March 1, 2015 (the “Commencement Date”) and shall continue until the date upon which the Chairman is no longer the non-executive Chairman of the Board (“Term”). The date upon which the Term ends shall be referred to herein as the “Termination Date.” From and after the Commencement Date, the Chairman shall serve as the Chairman of the Board in a non-executive capacity and shall not be either an employee or officer of the Company. The Chairman may serve on one or more committees of the Board consistent with Section 2 below.

2.
Services to be Provided. During the Term, the Chairman shall, in a manner consistent with the listing standards of the NASDAQ Global Select Market, Legacy’s Corporate Governance Guidelines and other applicable legal standards: (a) regularly attend and preside at Board meetings, (b) chair the annual meeting of Legacy’s unitholders, (c) be eligible to serve on such committees of the Board as may be requested by the Board, subject to requisite independence standards, and (d) to the extent requested by and in coordination with the Company’s Chief Executive Officer or the Board, provide support in connection with (i) strategic planning initiatives; (ii) industry marketing efforts; (iii) investor relations; and (iv) such other tasks as may be determined by the Chief Executive Officer or the Board and the Chairman (collectively referred to herein as “Services”).

3.
Commitment. During the Term, the Chairman will devote such reasonable time, attention, skill and efforts to the Services as is necessary to discharge the duties and responsibilities assigned to the Chairman hereunder and by the Board from time to time and shall serve the Company and Legacy faithfully and to the best of his ability.

4.	Compensation; COBRA Benefits.

a.
Compensation. During the Term, the Chairman shall receive a cash retainer of $125,000 per quarter (the “Cash Retainer”) in lieu of any annual or quarterly retainer paid to other non-employee members of the Board; provided, however, that in addition to the Cash Retainer the Chairman shall be paid any cash directors’ fees for which other non-employee members of the Board would be eligible to receive in connection with any meetings of the Board attended by the Chairman. The Cash Retainer and cash directors’ fees will be payable at the same time as the quarterly retainer payments and cash directors’ fees are made to other non-employee directors. Further, during the Term, the Chairman shall receive grants of equity in Legacy consistent with those that are granted to other non-employee members of the Board, including annual grants of units representing limited partner interests in Legacy, at the discretion and to the extent determined by the Board and the Compensation Committee of the Board and on the terms established from time to time by the Board or the Compensation Committee of the Board, as applicable.

b.
Equity Awards. So long as the Chairman continues unbroken service as a member of the Board in accordance with this Agreement, all currently outstanding equity awards granted to him under the LTIP (the “Equity Awards”) shall continue to vest and shall otherwise operate in accordance with their existing terms. For the avoidance of doubt, continued service as a member of the Board in accordance with this Agreement shall be treated as “employment with the Employer” and “employment with the Partnership” for purposes of vesting of such Equity Awards.

c.
COBRA Coverage. If the Chairman timely elects to continue coverage for himself and/or his eligible spouse and eligible dependents under Legacy Services’ group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall, or shall cause Legacy Services to, pay or cause to be waived the full amount of the premium payments to effect and continue such coverage for the period that begins on the date coverage as an employee otherwise ceases under the Legacy Services’ group health plan as a result of the termination of the Chairman’s employment with Legacy Services and ends on the earlier of (i) the date that is eighteen (18) months following such termination or (ii) the date on which the Chairman ceases to be eligible to continue coverage under Legacy Services’ group health plan under COBRA.

d.	Administrative Support. During the Term, Legacy will provide the Chairman with administrative support and office space as reasonably requested to fulfill his duties as the Chairman.

5.
Independent Contractor. For purposes of this Agreement and all the Services to be provided hereunder, the Chairman shall not be considered a partner, co-venturer, employee, agent or representative of Legacy (other than solely in his capacity as a member of the Board), but shall remain in all respects an independent contractor, and neither Party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other Party, solely as a result of the entry into this Agreement.

6.	Restrictive Covenants.

a.
Confidential Information. The Chairman recognizes and acknowledges that, by reason of his relationship to the Company, Legacy, Legacy Services or any of their direct or indirect subsidiaries and/or affiliates (collectively, the “Related Parties”), he has had and will continue to have access to Confidential Information (as defined below) of the Related Parties. For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Related Parties relating to an opportunity involving the acquisition or development of businesses or assets in any existing material line of business of the Related Parties or intellectual property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Related Parties, whether oral or in written form. The Chairman acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, during the Term and for a period of one (1) year after the Termination Date, disclose or use any such Confidential Information to any person for any reason whatsoever unless such information is in the public domain through no fault of the Chairman or except as may be required by law.

b.	Non-Competition and Non-Solicitation.

i.
Unless approved in writing by a majority of the members of the Nominating, Governance and Conflicts Committee of the Board upon their determination that such activity is not in direct competition with the Related Parties during the Term and for a period of sixty (60) days after the expiration of the Term, the Chairman agrees that he will not engage or participate in any manner, whether directly or indirectly through any family member or other person or as an employee, employer, consultant, agent principal, more than one percent equityholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity:

a)
which is in direct competition with the business of the Related Parties within any county or parish in which the Related Parties own any oil and gas interests or conduct operations, or in which the Related Parties have owned any oil and gas interests or conducted operations at any time during the six months immediately preceding the date of such determination (the “Restricted Area”), and would have a Material Adverse Impact (as defined below) on the Related Parties, unless set forth on the approved activities list on Exhibit A; or

b)
which is a publicly traded oil and gas income distribution company or partnership or a privately held company or partnership that is contemplating an initial public offering as an oil and gas income distribution company or partnership that is in direct competition with the business of the Related Parties in the leasing, acquiring, exploring or producing hydrocarbons and related products;

For purposes hereof, “Material Adverse Impact” shall mean a material adverse impact on the historical, near-term or long-term projected business, assets, properties, results of operations, financial condition or prospects of the Related Parties as reasonably estimated by a majority of the members of the Nominating, Governance and Conflicts Committee of the Board. In the event of an investment or lending activity by the Chairman, whether directly or indirectly through any family member or other person, of an amount greater than five million dollars ($5,000,000), a majority of the Nominating, Governance and Conflicts Committee of the Board shall make a determination of whether such investment or lending activity would reasonably be expected to have a Material Adverse Impact on the Related Parties, in which case such investment or lending activity shall be prohibited by the Chairman during the Term if such determination is made that such activity would reasonably be expected to have a Material Adverse Impact on the Related Parties. In addition, the Chairman shall be obligated to notify the chairman of the Nominating, Governance and Conflicts Committee of the Board of any investment or lending activity of an amount equal to or less than five million dollars ($5,000,000), but such investment or lending activity shall be deemed to not have a Material Adverse Impact on the Related Parties.

ii.
During the Term and for a period of one (1) year after the expiration of the Term, the Chairman will not, whether for his own account or for the account of any other person (other than the Related Parties), intentionally solicit, hire, endeavor to entice away from the Related Parties, or otherwise interfere with the relationship of the Related Parties with, (a) any person who is employed by the Related Parties (including any independent contractors, supplier, independent sales representatives or organizations) unless such person shall have ceased to be employed by the Related Parties for a period of at least twelve (12) consecutive months immediately prior to, or (b) any client or customer of the Related Parties.

iii.
The foregoing restrictions shall not be construed to prohibit the ownership by the Chairman and all family members and affiliates of less than five percent (5%) of any class of securities of any entity which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither the Chairman nor any group of persons including the Chairman in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

c.
Enforcement. The Parties consider the covenants and restrictions contained in this Section 6 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the Parties to have made it valid, enforceable and effective.

7.
Injunctive Relief. The Chairman acknowledges that a breach of any of the covenants contained in Section 6 may result in material, irreparable injury to the Related Parties for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Related Parties will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Chairman from engaging in activities prohibited by Section 6 or such other relief as may be required to specifically enforce any of the covenants in Section 6. To the extent that the Related Parties seek a temporary restraining order (but not a preliminary or permanent injunction), the Chairman agrees that a temporary restraining order may be obtained ex parte.

8.
Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment for the Services cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A.

9.
No Conflicting Agreements. The Chairman represents that the Chairman is not a party to any existing agreement that would prevent the Chairman from entering into and performing this Agreement. The Chairman shall not, unless acting with the prior written consent of the Board, enter into any other agreement that is in conflict with the Chairman’s obligations under this Agreement.

10.
Taxes. Any and all taxes applicable to any payments made by the Related Parties to the Chairman under this Agreement above shall be the sole responsibility and liability of the Chairman. The Chairman shall bear all expense of, and be solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Agreement. The Chairman understands and acknowledges that the Related Parties will file whatever instruments are required by law in connection with this Agreement, including, without limitation, Form 1099 under the Code (or any successor form thereto).

11.	Miscellaneous Provisions.

a.
Entire Agreement, Amendment, and Assignment. Except as otherwise provided in a separate writing between the Parties, this Agreement and any grant agreements governing the terms of the Equity Awards are the sole agreements between the Chairman and the Related Parties with respect to the Services to be performed hereunder, and they supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of this Agreement shall be binding unless in writing and signed by the Parties hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the Parties hereto.

b.
Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.

c.
Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

i.	If to the Company, to:
Legacy Reserves GP, LLC
303 W. Wall Street
Suite 1800
Midland, Texas 79701
Attention: General Counsel

ii.	If to the Chairman, to the most recent address on file with Legacy.

Either Party may provide other names or addresses, as the case may be, as designated by notice to each other person entitled to receive notices in the manner specified in this Section; provided, however, that if no such notice is given by the Company, notice at the last address of the Company shall be deemed sufficient for the purposes hereof.

d.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

e.	Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Texas other than the conflict of laws provision thereof.

f.
Waiver of Breach. No delay or omission by a Party to this Agreement in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such Party from time to time and as often as may be deemed expedient or necessary by such Party in its sole discretion.

g.
Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

h.
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

i.
Survival. The respective rights and obligations of the Chairman set forth in Section 6 shall survive the termination of this Agreement to the extent necessary to preserve such rights and obligations; provided, however, that this Section 11(i) shall not extend the rights and obligations set forth in Section 6(b) beyond the consummation of a merger or consolidation of Legacy with or into another partnership, corporation, or other entity, following which the Chairman does not continue to be the Chairman of the Board of the surviving entity.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

LEGACY RESERVES GP, LLC

/s/ Dan G. LeRoy
Dan G. LeRoy
Vice President, General Counsel and Secretary

LEGACY RESERVES SERVICES, INC.

/s/ Dan G. LeRoy
Dan G. LeRoy
Vice President, General Counsel and Secretary

CHAIRMAN

/s/ Cary D. Brown
Cary D. Brown

EXHIBIT A
APPROVED OUTSIDE ACTIVITIES AS OF EFFECTIVE DATE
Royalty Interest and Overriding Royalty Interest in the following:
Montague County, Texas
Interests owned by Desert Partners II and III